Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated March 24, 2026, with respect to the consolidated financial statements of ASR Nederland N.V., which report appears in the Form 20-F/A of Aegon Ltd. dated April 1, 2026 incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Utrecht, The Netherlands

August 26, 2026